Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2020

- Revenue for Fiscal 2020 Increased 3.5% to $1.3 billion -
- GAAP EPS for Fiscal 2020 was $0.63 and Adjusted EPS was $0.79, an increase of 14.5% and 17.9%, respectively -
- Announces Domestic Acquisition of HorizonWest's Three Store Dealership Complex -

West Fargo, ND – March 26, 2020 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2020.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Full year fiscal 2020 performance demonstrated our ability to drive profitability in challenging industry conditions. Modest growth in equipment revenue was supported by strong double-digit growth from our higher margin parts and service businesses. Our commitment to providing strong customer support in parts and service, combined with an efficient operating model, enabled us to drive adjusted earnings per share growth of 17.9% for the year. As we look to fiscal 2021, we remain focused on providing exceptional uninterrupted customer service, safeguarding our employees and managing the controllable aspects of the business as we carefully navigate the COVID-19 global health crisis. We believe the strength of our balance sheet and business model will enable us to achieve long-term top line growth, both organically as well as through acquisitions. Due to the uncertainty surrounding COVID-19, we believe it is prudent to not provide specific full year fiscal 2021 guidance at this time."

Fiscal 2020 Fourth Quarter Results

Consolidated Results
For the fourth quarter of fiscal 2020, revenue was $351.0 million, compared to revenue of $359.6 million in the fourth quarter last year. Equipment revenue was $262.8 million for the fourth quarter of fiscal 2020, compared to $284.0 million in the fourth quarter last year. Parts revenue was $52.3 million for the fourth quarter of fiscal 2020, compared to $43.9 million in the fourth quarter last year. Revenue generated from service was $22.0 million for the fourth quarter of fiscal 2020, compared to $18.8 million in the fourth quarter last year. Revenue from rental and other was $13.9 million for the fourth quarter of fiscal 2020, compared to $13.0 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2020 increased to $61.1 million compared to $55.6 million in the fourth quarter last year. The Company's gross profit margin increased to 17.4% in the fourth quarter of fiscal 2020, compared to 15.5% in the fourth quarter last year. Gross profit margin increased primarily due to mix, with a greater proportion of higher margin parts and service revenue compared to equipment revenue, which was further supported by strong equipment margin performance versus the prior year.

Operating expenses were $60.1 million or 17.1% of revenue for the fourth quarter of fiscal 2020, compared to $53.9 million or 15.0% of revenue for the fourth quarter last year. Current quarter expenses were impacted by $2.4 million of ERP transition costs as well as expenses associated with the third quarter addition of the Company’s Northwood store location.

Floorplan and other interest expense was $2.5 million for the fourth quarter of fiscal 2020, compared to $2.8 million for the same period last year. The decrease was due to lower interest expense resulting from the May 1, 2019 retirement of the remaining balance of the Company’s convertible notes.

In the fourth quarter of fiscal 2020, net income was $0.7 million, or earnings per share of $0.03, compared to a net loss of $2.2 million, or loss per diluted share of $0.10 for the fourth quarter of fiscal 2019.

On an adjusted basis, net income for the fourth quarter of fiscal 2020 was $0.5 million, or $0.02 per diluted share, compared to net loss of $0.8 million, or $0.04 per diluted share for the fourth quarter of fiscal 2019. The adjusted fourth quarter fiscal 2020 net income of $0.5 million excludes a $4.6 million benefit related to income tax valuation allowance adjustments.

The Company generated $8.1 million in adjusted EBITDA in the fourth quarter of fiscal 2020, compared to $6.7 million for the fourth quarter of fiscal 2019.

Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2020 was $215.5 million, compared to $223.3 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2020 was $0.3 million, compared to pre-tax income of $1.1 million in the fourth quarter last year. Adjusted pre-tax income for the fourth quarter of fiscal 2020 was $2.5 million, compared to $1.7 million in the fourth quarter last year.

Construction Segment - Revenue for the fourth quarter of fiscal 2020 was $87.2 million, compared to $86.4 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2020 was $1.8 million, compared to $2.6 million in the fourth quarter last year. Adjusted pre-tax loss for the fourth quarter of fiscal 2020 was $1.0 million, compared to $1.5 million in the fourth quarter last year.

International Segment - Revenue for the fourth quarter of fiscal 2020 was $48.2 million, compared to $50.0 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2020 was $2.3 million, compared to $1.1 million in the fourth quarter last year.

Fiscal 2020 Full Year Results

Revenue increased 3.5% to $1.3 billion for fiscal 2020. Net income for fiscal 2020 was $14.0 million, or $0.63 per diluted share, compared to $12.2 million, or $0.55 per diluted share, for the prior year. Adjusted net income for fiscal 2020 was $17.7 million, or $0.79 per diluted share, compared to an adjusted net income of $14.7 million, or $0.67 per diluted share, for the prior year. The Company generated adjusted EBITDA of $53.1 million in fiscal 2020, representing an increase of 6.7% compared to adjusted EBITDA of $49.8 million in fiscal 2019.

Balance Sheet and Cash Flow

The Company ended the fourth quarter of fiscal 2020 with $43.7 million of cash. The Company’s equipment inventory level increased to $515.9 million as of January 31, 2020, compared to $417.0 million as of January 31, 2019. As of January 31, 2020, the Company had $371.8 million outstanding floorplan payables, on $717.0 million total floorplan lines of credit, compared to $273.8 million in floorplan payables as of January 31, 2019. The increase in the Company's floorplan payable balance is primarily due to increased equipment inventory and the payoff of the Company's convertible notes on May 1, 2019.

For the fiscal year ended January 31, 2020, the Company’s net cash provided by operating activities was $1.0 million, compared to $46.6 million for the fiscal year ended January 31, 2019. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $17.8 million for the fiscal year ended January 31, 2020, compared to $47.4 million for the fiscal year ended January 31, 2019.

Announcement of HorizonWest Acquisition

On January 31, 2020, the Company entered into a definitive purchase agreement to acquire HorizonWest Inc., which consists of a three store CaseIH agriculture dealership complex in Scottsbluff and Sidney, Nebraska and Torrington, Wyoming. In its most recent fiscal year, HorizonWest generated revenue of approximately $26 million. The Company expects to close the acquisition in May 2020.

Mr. Meyer concluded, "The acquisition of HorizonWest's three store dealership complex in western Nebraska and eastern Wyoming is contiguous to Titan Machinery's footprint and a great fit for our business. We continue to work towards strategic acquisitions in our existing markets and are pleased to bring the HorizonWest team into the Titan Machinery family."

Fiscal 2021 Modeling Assumptions

The company will not be providing its customary annual modeling assumptions for fiscal year 2021 due to the uncertainty surrounding the COVID-19 outbreak. The company will provide additional qualitative statements related to expectations for fiscal year 2021 on its fiscal 2020 fourth-quarter conference call hosted today.

Conference Call Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 9, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13699318.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as valuation allowances for income tax, restructuring costs, long-lived asset impairment charges, gains and losses recognized on the repurchase of our senior convertible notes,and other gains and losses. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA (loss), adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, the HorizonWest acquisition and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2021, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single equipment supplier, the continued availability of organic growth and acquisition opportunities, potential difficulties completing the HorizonWest acquisition or integrating acquired stores (including the stores expected to be acquired in the HorizonWest acquisition), industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2020	January 31, 2019
Assets
Current Assets
Cash	$43,721	$56,745
Receivables, net of allowance for doubtful accounts	72,776	77,500
Inventories	597,394	491,091
Prepaid expenses and other	13,655	15,556
Total current assets	727,546	640,892
Noncurrent Assets
Property and equipment, net of accumulated depreciation	145,562	138,950
Operating lease assets	88,281	—
Deferred income taxes	2,147	3,010
Goodwill	2,327	1,161
Intangible assets, net of accumulated amortization	8,367	7,247
Other	1,113	1,178
Total noncurrent assets	247,797	151,546
Total Assets	975,343	792,438

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	16,976	16,607
Floorplan payable	371,772	273,756
Senior convertible notes	—	45,249
Current maturities of long-term debt	13,779	2,067
Current maturities of operating leases	12,259	—
Deferred revenue	40,968	46,409
Accrued expenses and other	38,409	36,364
Total current liabilities	494,163	420,452
Long-Term Liabilities
Long-term debt, less current maturities	37,789	20,676
Operating lease liabilities	88,387	—
Deferred income taxes	2,055	4,955
Other long-term liabilities	7,845	11,044
Total long-term liabilities	136,076	36,675
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	250,607	248,423
Retained earnings	97,717	89,228
Accumulated other comprehensive loss	(3,220)	(2,340)
Total stockholders' equity	345,104	335,311
Total Liabilities and Stockholders' Equity	$975,343	$792,438

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2020	2019	2020	2019
Revenue
Equipment	$262,826	$283,990	$917,202	$909,178
Parts	52,289	43,873	234,217	210,796
Service	21,950	18,827	99,165	86,840
Rental and other	13,899	12,957	54,587	54,691
Total Revenue	350,964	359,647	1,305,171	1,261,505
Cost of Revenue
Equipment	235,362	256,543	818,707	812,467
Parts	36,810	31,361	165,190	149,615
Service	8,276	7,118	33,446	29,036
Rental and other	9,398	9,040	37,010	38,799
Total Cost of Revenue	289,846	304,062	1,054,353	1,029,917
Gross Profit	61,118	55,585	250,818	231,588
Operating Expenses	60,128	53,872	225,722	201,537
Impairment of Long-Lived Assets	3,578	1,696	3,764	2,156
Restructuring Costs	—	—	—	414
Income (Loss) from Operations	(2,588)	17	21,332	27,481
Other Income (Expense)
Interest income and other income (expense)	439	544	3,126	2,547
Floorplan interest expense	(1,630)	(1,181)	(5,354)	(6,114)
Other interest expense	(890)	(1,623)	(4,452)	(7,760)
Income (Loss) Before Income Taxes	(4,669)	(2,243)	14,652	16,154
Provision for (Benefit from) Income Taxes	(5,342)	(83)	699	3,972
Net Income (Loss)	673	(2,160)	13,953	12,182

Diluted Earnings (Loss) per Share	$0.03	$(0.10)	$0.63	$0.55
Diluted Weighted Average Common Shares	21,977	21,837	21,953	21,816

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2020	2019
Operating Activities
Net income	$13,953	$12,182
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,067	23,605
Impairment	3,764	2,156
Other, net	13,284	9,088
Changes in assets and liabilities
Inventories	(99,469)	4,996
Manufacturer floorplan payable	49,601	(2,635)
Other working capital	(8,245)	(2,787)
Net Cash Provided by Operating Activities	955	46,605
Investing Activities
Property and equipment purchases	(25,016)	(11,951)
Proceeds from sale of property and equipment	2,415	1,549
Acquisition consideration, net of cash acquired	(13,887)	(15,299)
Other, net	19	(131)
Net Cash Used for Investing Activities	(36,469)	(25,832)
Financing Activities
Net change in non-manufacturer floorplan payable	50,158	16,818
Repurchase of senior convertible notes	(45,644)	(20,025)
Net proceeds from (payments on) long-term debt	18,864	(12,864)
Other, net	(509)	(656)
Net Cash Provided by (Used for) Financing Activities	22,869	(16,727)
Effect of Exchange Rate Changes on Cash	(379)	(697)
Net Change in Cash	(13,024)	3,349
Cash at Beginning of Period	56,745	53,396
Cash at End of Period	$43,721	$56,745

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2020	2019	Change	2020	2019	Change
Revenue
Agriculture	$215,508	$223,266	(3.5)%	$749,042	$726,793	3.1%
Construction	87,220	86,429	0.9%	320,034	301,989	6.0%
International	48,236	49,952	(3.4)%	236,095	232,723	1.4%
Total	$350,964	$359,647	(2.4)%	$1,305,171	$1,261,505	3.5%

Income (Loss) Before Income Taxes
Agriculture	$(275)	$1,134	n/m	$18,036	$16,799	7.4%
Construction	(1,750)	(2,627)	33.4%	(2,290)	(4,400)	48.0%
International	(2,279)	(1,075)	(112.0)%	504	5,160	(90.2)%
Segment income before income taxes	(4,304)	(2,568)	(67.6)%	16,250	17,559	(7.5)%
Shared Resources	(365)	326	n/m	(1,598)	(1,405)	(13.7)%
Total	$(4,669)	$(2,242)	(108.3)%	$14,652	$16,154	(9.3)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2020	2019	2020	2019
Adjusted Net Income (Loss)
Net Income (Loss)	$673	$(2,160)	$13,953	$12,182
Adjustments
ERP transition costs	2,397	—	7,175	—
Loss on repurchase of senior convertible notes	—	—	—	615
Restructuring & impairment charges	3,578	1,696	3,764	2,570
Total Pre-Tax Adjustments	5,975	1,696	10,939	3,185
Less: Tax Effect of Adjustments (1)	1,528	356	2,571	636
Less: Income Tax Valuation Allowance (2)	4,611	—	4,611	—
Total Adjustments	(164)	1,340	3,757	2,549
Adjusted Net Income (Loss)	$509	$(820)	$17,710	$14,731

Adjusted Diluted EPS
Diluted EPS	$0.03	$(0.10)	$0.63	$0.55
Adjustments (3)
ERP transition costs	0.11	—	0.32	—
Loss on repurchase of senior convertible notes	—	—	—	0.03
Restructuring & impairment charges	0.16	0.08	0.17	0.12
Total Pre-Tax Adjustments	0.27	0.08	0.49	0.15
Less: Tax Effect of Adjustments (1)	0.07	0.02	0.12	0.03
Less: Income Tax Valuation Allowance (2)	0.21	—	0.21	—
Total Adjustments	(0.01)	0.06	0.16	0.12
Adjusted Diluted EPS	$0.02	$(0.04)	$0.79	$0.67

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$(4,669)	$(2,242)	$14,652	$16,154
Adjustments
ERP transition costs	2,397	—	7,175	—
Loss on repurchase of senior convertible notes	—	—	—	615
Restructuring & impairment charges	3,578	1,696	3,764	2,570
Total Adjustments	5,975	1,696	10,939	3,185
Adjusted Income (Loss) Before Income Taxes	$1,306	$(546)	$25,591	$19,339

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$(275)	$1,134	$18,036	$16,799
Restructuring & impairment charges	2,807	582	2,807	1,327
Adjusted Income Before Income Taxes	$2,532	$1,716	$20,843	$18,126

Adjusted Loss Before Income Taxes - Construction
Loss Before Income Taxes	$(1,750)	$(2,627)	$(2,290)	$(4,400)
Restructuring & impairment charges	771	1,114	957	1,087
Adjusted Loss Before Income Taxes	$(979)	$(1,513)	$(1,333)	$(3,313)

Adjusted Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$(2,279)	$(1,075)	$504	$5,160
Restructuring & impairment charges	—	—	—	156
Adjusted Income (Loss) Before Income Taxes	$(2,279)	$(1,075)	$504	$5,316

Adjusted EBITDA
Net Income (Loss)	$673	$(2,160)	$13,953	$12,182
Adjustments
Interest expense, net of interest income	815	1,579	4,121	6,818
Provision for income taxes	(5,342)	(83)	699	3,972
Depreciation and amortization	7,006	5,716	28,067	23,605
EBITDA	3,152	5,052	46,840	46,577
Adjustments
ERP transition costs (excluding depreciation)	1,384	—	2,497	—
Loss on repurchase of senior convertible notes	—	—	—	615
Restructuring & impairment charges	3,578	1,696	3,764	2,570
Total Adjustments	4,962	1,696	6,261	3,185
Adjusted EBITDA	$8,114	$6,748	$53,101	$49,762

Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities			$955	$46,605
Net Change in Non-Manufacturer Floorplan Payable			50,158	16,818
Adjustment for Constant Equity in Inventory			(33,359)	(16,030)
Adjusted Net Cash Provided by Operating Activities			$17,754	$47,393

(1) The tax effect of adjustments for all U.S. related items was determined using the federal and state statutory tax rates applicable to the respective period with an impact for state taxes given our valuation allowances against deferred tax assets. The federal statutory tax rate for the fiscal years ended January 31, 2020 and 2019 was 23.5% and 21.0%, respectively.

(2) Amounts reflect the tax benefit recognized from the release of the valuation allowance on our U.S. deferred tax assets.
(3) Adjustments are net of amounts allocated to participating securities where applicable.